Exhibit 10.2

SLM Corporation 2009-2012 Incentive Plan

Bonus Restricted Stock Unit Term Sheet

2012

Pursuant to the terms and conditions of the SLM Corporation 2009-2012 Incentive Plan (the “Plan”), the Compensation and Personnel Committee of the SLM Corporation Board of Directors hereby grants to              (the “Grantee”) an award (the “Award”) of              shares of Bonus Restricted Stock Units as applicable (“Bonus RSUs”), which represent the right to acquire shares of common stock of SLM Corporation (the “Corporation”) subject to the following terms and conditions (the “Agreement”):

1.	Restrictions on Transfer. The Award is fully vested at grant, but subject to transfer restrictions (“Transfer Restrictions”), with such restrictions to lapse ratably over three years in one-third increments on February 3, 2013, February 3, 2014 and February 3, 2015, and upon such lapsing the subject portion of the Award shall be converted into shares of common stock.

2.	Employment Termination; Death; Disability. If not previously lapsed, the Transfer Restrictions will remain, and the Award will be converted into shares of common stock on the original terms and dates set forth above in the event that (i) the Grantee’s employment is terminated by the Corporation for any reason other than for Misconduct, as determined by the Corporation in its sole discretion, or (ii) the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) for any reason.

If not previously lapsed, the Transfer Restrictions will lapse and the Award will be converted into shares of common stock, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)).

The Award shall be forfeited upon termination of employment due to Misconduct, as determined by the Corporation in its sole discretion.

Notwithstanding anything stated herein, the Plan or in the SLM Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the SLM Corporation Change in Control Severance Plan for Senior Officers.

3.	Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of common stock (by approving this Agreement, the Compensation and Personnel Committee of the Corporation’s Board of Directors hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of Corporation common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest and will be converted into shares of common stock (provided that any fractional share amount shall be paid in cash).

4.

Section 409A. For purposes of Code Section 409A, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all Bonus RSUs provided under this Agreement and shares issuable hereunder comply with the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Bonus RSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated Bonus RSUs will not be payable by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the Bonus RSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified

SLM Corporation 2009-2012 Incentive Plan

Bonus Restricted Stock Unit Term Sheet

2012

employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the payment of such Bonus RSUs would result in the imposition of additional tax under Section 409A if paid to the Grantee on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the payment of any such Bonus RSUs otherwise payable to the Grantee during such six (6) month period will accrue and will not be made until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), the Grantee will receive all payments and benefits that would have been paid during such period in a single lump sum.

5.	Clawback Provision. Notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation, or an appropriate committee thereof, determines that, any material misstatement of financial results or a performance metric criteria has occurred as a result of the Grantee’s conduct or the Grantee has committed a material violation of corporate policy or has committed fraud or misconduct, and the Grantee at the time of such violation, fraud or misconduct (or at any time thereafter) was an officer of the Corporation at the Senior Vice President level or above, then the Board or committee shall consider all factors, with particular scrutiny when one of the top 20 members of management are involved, and the Board or such Committee, may in its sole discretion require reimbursement of any compensation resulting from the vesting, exercise or settlement of Options and/or Restricted Stock/RSUs/Bonus RSUs and the cancellation of any outstanding Options and/or Restricted Stock/RSUs/Bonus RSUs from the Grantee (whether or not such individual is currently employed by the Corporation) during the three-year period following the date the Board first learns of the violation, fraud or misconduct.

6.	Capitalized terms not otherwise defined herein are defined in the Plan.